Exhibit (e)(ii)

Amendment No. 1 to the Distribution Agreement

This Amendment No. 1 (this “Amendment”) to the Distribution Agreement is entered into by and between Natixis ETF Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of December 28, 2017.

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated October 25, 2016, as may be amended from time to time (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of one Fund offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Appendix A - List of Fund(s) is hereby deleted in its entirety and replaced with a new Appendix A - List of Funds attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATIXIS ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ David Giunta	By:	/s/ Steven B. Price
Name:	David Giunta	Name:	Steven B. Price
Title:	President	Title:	SVP & Director of
Distribution Services

APPENDIX A – LIST OF FUNDS

Natixis Seeyond International Minimum Volatility ETF

Natixis Loomis Sayles Short Duration Income ETF